FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.
AMENDMENT NO. 2 to

ANNUAL REPORT
of
PROVINCE OF SASKATCHEWAN
CANADA
(Name of Registrant)

Date of end of last fiscal year: March 31, 2007

SECURITIES REGISTERED*
 (As of close of fiscal year)

Title of issue	Amounts as to which registration is effective	Names of exchanges on which registered
N/A	N/A	N/A

*The Registrant is filing this annual report on a voluntary basis.

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

DANIEL SULLIVAN Canadian Consul General Canadian Consulate 1251 Avenue of the Americas New York, N.Y. 10020
or
GLENN CAMPBELL Canadian Consulate 1251 Avenue of the Americas New York, N.Y. 10020
Copies to:
DOUG MATTHIES Deputy Minister of Finance Department of Finance Province of Saskatchewan 2350 Albert Street Regina, Saskatchewan Canada S4P 4A6		JOHN W. WHITE Cravath, Swaine - Moore Worldwide Plaza 825 Eighth Avenue New York, N.Y. 10019

This amendment to the Province of Saskatchewan's (the “Province” Annual Report on Form 18-K for the year ended March 31, 2007 is being filed to include as exhibits to such Form 18-K: (g)  2007-2008 Saskatchewan 3rd Quarter Financial Report
                                                                            (h)  2007-2008 Saskatchewan Provincial Budget Supplementary Estimates December

* This amendment to the annual report comprises:

(1) Pages numbered 1 to 4 consecutively.

(2) The following exhibits:

        Exhibit (g):     2007-2008 Saskatchewan 3rd Quarter Financial Report

        Exhibit (h):     2007-2008 Saskatchewan Provincial Budget Supplementary Estimates December

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Regina, Saskatchewan, on the 24th day of March, 2008.

PROVINCE OF SASKATCHEWAN
By /s/ Rae Haverstock Name: Rae Haverstock Title: Executive Director Capital Markets Branch Treasury and Debt Management Division Department of Finance

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EXHIBIT INDEX

EXHIBIT (g):  2007-2008 Saskatchewan 3rd Quarter Financial Report

                 (h):  2007-2008 Saskatchewan Provincial Budget Supplementary Estimates December

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